Table of Contents

Exhibit 4.3

SHARE ACQUISITION AGREEMENT AND OTHER COVENANTS

(i)	NET SERVIÇOS DE COMUNICAÇÃO S.A.

(ii)	HORIZON TELECOM INTERNATIONAL, LLC

(iii)	BRASIL TV A CABO PARTICIPAÇÕES S.A.

(iv)	Shareholders of NET SERVIÇOS DE COMUNICAÇÃO S.A.

(v)	VIVAX S.A.

dated as of October 11, 2006

SHARE ACQUISITION AGREEMENT AND OTHER COVENANTS

This Share Acquisition Agreement and other Covenants (the "Agreement") is made this October 11, 2006, by and between:

on one side,

1. NET SERVIÇOS DE COMUNICAÇÃO S.A., a public corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of São Paulo, State of São Paulo, at Rua Verbo Divino, 1356, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 00.108.786/0001 -65, represented herein in accordance with its By-laws, hereinafter referred to as "NET", and, on the other side,

2. HORIZON TELECOM INTERNATIONAL, LLC, a limited liability company incorporated and existing in accordance with the laws of Delaware, United States of America, with head offices in the City of Boston, State of Massachusetts, at 1 Liberty Square, 13th Floor, represented herein in accordance with its By-laws, hereinafter referred to as either "HTI" or “Seller", and

As Intervening Parties:

3. BRASIL TV A CABO PARTICIPAÇÕES S.A., a closed corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Americana, State of São Paulo, at Avenida José Meneghel, 65, suite 02, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 01.924.561/0001 -40, represented herein in accordance with its By-laws, hereinafter referred to as “BTVC",

4. GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a closed corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Afrânio de Melo Franco, 135, part, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 04.527.900/0001 -42, herein represented in accordance to its By-laws, hereinafter referred to as "GB",

5. GLOBO COMUNICAÇÃO E PARTICIPAÇÕES S.A., a closed corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Lopes Quintas, 303, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 27.865.757/0001 -02, represented herein in accordance with its By-laws, hereinafter referred to as “Globo",

6. DISTEL HOLDING S.A., a closed corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Afrânio de Melo Franco, 135, part, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 00.065.376/0001 -84, represented herein in accordance with its By-laws, hereinafter referred to as "Distel",

7. EMBRATEL PARTICIPAÇÕES S.A., a public corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Regente Feijó, 166, 16th floor, suite 1687-B, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 02.558.124/0001 -12, represented herein in accordance with its By-laws, hereinafter referred to as "Embrapar",

8. EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. a closed corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Presidente Vargas, 1,012, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 33.530.486/0001 -29, represented herein in accordance with its Bylaws, hereinafter referred to as "Embratel" and, together with GB, Globo, Distel and Embrapar, "NET Shareholder" or "NET Shareholders",

And as further Intervening Party:

9. VIVAX S.A., a public corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Americana, State of São Paulo, at Avenida José Meneghel, 65, suite 07, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 01.402.946/0001 -47, represented herein in accordance with its By-laws, hereinafter referred to as “Vivax" or “Company", all together or individually hereinafter referred to as “Party” or “Parties”,

WHEREAS:

(i) on the date hereof, Seller owns 5,033,588 (five million, thirty three thousand and five hundred and eighty eight) common shares and 11,056,300 (eleven million, fifty six thousand and three hundred) preferred shares, in a total of 16,089,888 (sixteen million, eighty nine thousand, eight hundred and eighty eight) shares, representing 14.57% (fourteen point fifty seven percent) of the total capital stock of Vivax, on a fully diluted basis (the "Seller's Vivax Shares");

(ii) on the date hereof, Seller owns 32,281 (thirty two thousand and two hundred and eighty one) common shares and 133,334 (one hundred and thirty three thousand and three hundred and thirty four) preferred shares, representing 82.81% (eighty two point eighty one percent) of the total capital stock of BTVC, on a fully diluted basis and, before the Closing Date, HTI shall subscribe and pay-in for additional shares of BTVC, pursuant to the terms of Section 5.2.5.1 (the "Seller's BTVC Shares" and, together with the Seller's Vivax Shares, the "Seller's Shares");

(iii) BTVC owns 29,508,429 (twenty nine million, five hundred and eight thousand and four hundred and twenty nine) common shares, representing 26.73% (twenty six point seventy three percent) of the total capital stock of Vivax, on a fully diluted basis and HTI, through the ownership of its Seller's BTVC Shares, indirectly owns 24,435,192 (twenty four million, four hundred and thirty five thousand and one hundred and ninety two) shares issued by Vivax ("Seller's Indirect Vivax Shares"); and

(iv) NET wishes to acquire, and the Seller wishes to dispose of all Seller's Shares (the "Transaction"),

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Parties hereto, intending to be legally bound hereby to the extent the conditions precedent set forth herein are satisfied, agree as follows:

I. DEFINITIONS

1.1. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (to be equally applicable to both the singular and the plural forms of the terms defined).

     "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person.

     "Agreement" shall have the meaning set forth in the introductory paragraph hereof.

     "BACEN" shall mean Banco Central do Brasil, the Brazilian Central Bank.

     "Block Shares" shall have the meaning set forth in Section 4.5 hereof.

     "Books and Records" shall mean all books, records (including customer records), files and data, including electronic or computerized data, certificates and other documents of a determined Person.

     "BOVESPA" shall mean Bolsa de Valores de São Paulo, the São Paulo Stock Exchange.

     "Brazilian Corporate Law" shall mean the Brazilian Law no. 6,404, dated December 15, 1976, as amended and effective on the date of a determined event hereof.

     "BTVC" shall mean Brasil TV a Cabo Participações S.A.

     "Business" shall mean the business of cable TV, broadband and telecommunications in general, currently developed by Vivax.

     "Business Day" shall mean any day other than a Saturday, a Sunday, a holiday or a day on which banks located in the City of São Paulo, in Brazil, are authorized or required by Law to close.

     "CADE" shall mean Conselho Administrativo de Defesa Econômica, the Brazilian antitrust Governmental Authority.

     "CCBC" shall mean Centro de Arbitragem e Mediação da Câmara de Comércio Brasil-Canadá (Arbitration and Mediation Center of the Chamber of Commerce Brazil-Canada).

     "Closing Date" shall have the meaning set forth in Section 4.1 hereof.

     "Company" shall mean Vivax, as set forth in the introductory paragraph hereof.

     "Contingencies" or "Contingency" shall have the meaning set forth in Section 6.1 hereof.

     “Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

     "CVM" shall mean Comissão de Valores Mobiliários, the Brazilian Securities and Exchange Commission.

     "Debentures" shall have the meaning set forth in Section 5.1.5.3 hereof.

     "Distel" shall mean Distel Holding S.A.

     "Due Diligence" shall mean NET's own independent due diligence of Vivax and its Subsidiaries and Business, including operations, technology, assets, liabilities, results of operations, and financial condition and prospects of the Company.

     "Embrapar" shall mean Embratel Participações S.A.

     "Embratel" shall mean Empresa Brasileira de Telecomunicações S.A.

     "Exchange Ratio" shall have the meaning set forth In Section 2.2 hereof.

     "GB" shall mean GB Empreendimentos e Participações S.A.

     "Globo" shall mean Globo Comunicação e Participações S.A.

     "Governmental Authority" shall mean any federal, state or municipal government, or any department, commission, board, bureau, agency, public registry, public authority, or instrumentality thereof, or any court or arbitrator that has or asserts jurisdiction over matters relating to, arising out of or in connection with the Parties, this Agreement, the Transaction Documents or the Transaction contemplated herein and therein.

     "Guaranteed Periods" shall have the meaning set forth in Section 6.2(ii) below.

     "HTI" shall mean Horizon Telecom International, LLC.

     "IGPM" shall mean ¥ndice de Preços de Mercado, the official inflation index published by Fundação Getúlio Vargas.

     "Laws" shall mean any laws (whether statutory or otherwise), official interpretation of laws, rules, regulations, ordinances, judgments, decrees, orders, units and injunctions of any Governmental Authority wherever located now in effect or hereinafter enacted.

     "Liens" shall mean any liens, security interests, options, rights of first refusal, easements, charges, indentures, deeds of trust, rights-of-way, restrictions on the use of real or personal property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on the use of real or personal property.

     "Losses" shall have the meaning set forth in Section 6.1 hereto.

     "NET" shall mean NET Serviços de Comunicação S.A.

     "NET Shareholder" or "NET Shareholders" shall have the meaning set forth in the introductory paragraph hereof.

     "NET Shareholders Meetinq" shall have the meaning set forth in Section 4.1.1 hereof.

     "NET Shares" shall mean the 23,010,140 (twenty three million, ten thousand and one hundred and forty) newly issued preferred shares of NET to be acquired by HTI, as detailed in Section 4.4.1 below.

     "Nivel 2 Regulation" shall mean the Regulation of the Nivel 2 listing level of BOVESPA, a different corporate governance segment for trading of stocks in BOVESPA.

     "Notice for Sale of Block Shares" shall have the meaning set forth in Section 4.5.1

     "Ordinary Course of Business" shall mean the normal operation of Business affairs according to the common practice in the industrial, commercial and financial operations, as well as the trade, regularly carried out by companies such as NET or Vivax, consistent with its past practices.

     "Organized Fashion Sale" shall have the meaning set forth in Section 4.5 hereof.

     "Party" shall have the meaning set forth in the introductory paragraph hereof.

     "Permits" shall mean all federal, state and local or other governmental and other third party permits (including occupancy permits), certificates, licenses, consents, registrations and authorizations necessary for the conduct of the Business, as currently conducted, and the ownership of the assets of the Business.

     "Person" shall mean and include, without limitation, an individual, a partnership, a joint venture, a firm, an association, a corporation, a limited liability company, a division of a legal entity, an investment fund, a trust and an unincorporated organization.

     "R$" or "Reais" shall mean the lawful currency of Brazil.

     "Related Parties" shall have the meaning set forth in Section 8.1 hereof.

     "Restricted Period" shall have the meaning set forth in Section 4.5 hereof.

     "SEC" shall mean the Securities and Exchange Commission of the United States of America.

     "Seller" shall have the meaning set forth in the introductory paragraph hereof.

     "Seller's BTVC Shares" shall have the meaning set forth in the second whereas hereof.

     "Seller's Indirect Vivax Shares" shall have the meaning set forth in the third whereas hereof.

     "Seller's Shares" shall have the meaning set forth in the second whereas hereof.

     "Seller's Vivax Shares" shall have the meaning set forth in the first whereas hereof.

     "Subsidiaries" shall mean Persons directly or indirectly controlled by another Person.

     "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies, social contributions or other governmental charges, including, without limitation, all Brazilian federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies, social contributions or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a tax return, statement, form and/or report), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

     "Transaction" shall have the meaning set forth in the fourth whereas hereof.

     "Transaction Documents" shall mean this Agreement and all related or ancillary documents, instruments or agreements to be executed and delivered in connection therewith.

     "Vivax" shall mean Vivax S.A.

I I . THE TRANSACTION

2.1. Transaction. Subject to the satisfaction of the conditions precedent described in Article I I I below, HTI shall, on the Closing Date, contribute in kind to the corporate capital of NET all its Seller's Shares in consideration for the NET Shares, in accordance with Article IV hereof.

2.2. Exchange Ratio. The exchange ratio for the Transaction shall be of 1 (one) preferred or common share issued by Vivax, whether directly or indirectly owned by HTI, to 0.5678 (zero point five six seven eight) NET Shares ("Exchange Ratio").

2.3. The issuance price of the NET Shares, in NET share capital increase described in Article IV, shall be calculated pursuant to the weighted-average price per preferred share issued by NET, as verified in the BOVESPA during the 5 (five) trading days immediately preceding the NET Shareholders Meeting (as defined below), in accordance with the parameters set forth in the Brazilian Corporate Law.

I I I . CONDITIONS PRECEDENT

3.1. The obligations of each of the Parties under this Agreement are subject to the satisfaction of the following conditions precedent, unless waived in writing by the other Party:

3.1.1. Accuracy of Representations. Each representation and warranty of each of the Parties shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects until completion of the Transaction as though such representations and warranties had been made on and as of the Closing Date.

3.1.2. Consents. All Permits, agreements, approvals, filings and consents of any Person or Governmental Authority necessary to the consummation of the transactions contemplated by this Agreement shall have been obtained, or been made, by each of the Parties.

3.1.3. No Governmental Order; Absence of Change of Laws. No Governmental Authority shall have enacted, issued, promulgated or enforced any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) preventing the consummation of the Transaction.

3.1.4. Ownership of Shares. Seller shall own, of record and beneficially, on the Closing Date, the Seller's Shares it presently owns, free and clear of any liens and encumbrances. BTVC shall own, of record and beneficially, on the Closing Date, the Seller's Indirect Vivax Shares it presently owns, free and clear of any liens and encumbrances.

3.1.5. Corporate Approvals. The Parties shall have obtained all corporate approvals which are required by applicable law or by their by-laws, which once obtained are in full force and effect, as detailed in Exhibit 3.1.5 hereof.

3.1.6. Covenants. The Parties shall have complied with the Covenants established on Article VII.

IV. CLOSING

4.1. Subject to the satisfaction of the conditions precedent described in Article I I I above, the closing of the Transaction shall take place at the headquarters of NET in the City of São Paulo, State of São Paulo, at Rua Verbo Divino, 1356, no later than 60 (sixty) days from the signature of this Agreement (“Closing Date”). NET will attempt to reduce this 60 (sixty) days period to 50 (fifty) days, duly observing all the necessary legal requirements. In the case NET is able to reduce such period to 50 (fifty) days, it will notify HTI within 10 (ten) days as from the date hereof. In any circumstance the provisions of the second sentence of Section 7.1(v) shall continue to apply.

4.1.1. Before the Closing Date, HTI shall attend a Special Shareholders' Meeting of NET which shall approve an increase in the paid-in corporate capital of NET with the issuance of 1,355,713 (one million, three hundred and fifty five thousand and seven hundred and thirteen) common shares and 23,010,140 (twenty three million, ten thousand and one hundred and forty) NET Shares, and the subscription of the NET Shares by HTI (the "NET Shareholders Meeting"). The common shares shall be paid in exclusively in cash.

4.1.2. On the Closing Date, HTI shall pay-in for the newly issued and subscribed NET Shares by delivering to NET the Seller's Shares, and HTI shall receive 23,010,140 (twenty three million, ten thousand and one hundred and forty) NET Shares, adjusted in accordance with Section 4.1.3 if applicable, and HTI take any and all necessary measures to transfer the ownership of such Seller's Shares to NET in accordance with Section 4.4 hereinbelow.

4.1.3. NET Shareholders hereby expressly, irrevocably and irreversibly assign to HTI any preemptive rights they may have in relation to the increase of capital for issuance of the NET Shares. In case the other shareholders of NET exercise their preemptive rights, NET shall, in accordance with Paragraph 2 of Section 171 of the Brazilian Corporation Law, deliver to HTI the gross amounts, if any, received from the other shareholders of NET in payment of their subscription.

4.2. Each of the Parties hereto shall be solely liable for any and all Taxes that may be imposed on each of them from the Transaction.

4.2.1. For purposes of Section 4.2 above, HTI shall be solely liable to calculate the capital gains, if any, resulting to it from the Transaction, and to make available to NET the necessary funds for the payment, on the Closing Date, of the corresponding withholding income tax.

Deliveries at Closing

4.3. At Closing, NET shall deliver to HTI all the corporate approvals which are required by Brazilian law and its by-laws together with the minutes of the NET Shareholders Meeting and the corresponding Subscription List. Upon expiration of the 30 (thirty) day term for exercise of the preemptive rights resulting from the capital increase by the minority shareholders of NET, NET shall send a written notice to HTI informing the amount of preferred shares which have been allocated to HTI and deliver to HTI, on the Business Day following the full settlement of NET'S minority shareholders, the gross amounts, if any, received from the minority shareholders of NET who exercised their preemptive rights.

4.4. At Closing, HTI shall deliver to NET all the corporate approvals which are required under the laws of the jurisdiction in which it has been incorporated and in its by-laws as well as take any and all necessary measures, and provide NET with proper evidence of, the transfer of the ownership of the Seller's Shares to NET in payment of the NET Shares for which it has subscribed in the capital increase.

Restrictions to Sale of the HTI`s NET Shares after the Closing

4.5. For a period of 3 (three) months after the Closing Date (the "Restricted Period"), HTI will be allowed to sell any block of its NET Shares (the "Block Shares") in an organized fashion, through one or more overnight block trades, at a discount not to exceed 5% (five percent) of the weighted-average price verified in the BOVESPA during the day immediately preceding the sale (the "Organized Fashion Sale") so as to minimize the impact of such sale on the price of NET preferred shares on the stock exchange, provided, however, that, in such case, in consideration for the assignment of NET Shareholders' preemptive rights for the subscription of the NET Shares in favor of HTI, as set forth in Section 4.1.3 above, NET Shareholders shall have the option to acquire all, but not part, of the shares contained in each Block Shares, in accordance with the proceeding set forth hereinbelow:

4.5.1. During the Restricted Period, in case HTI wishes to sell any portion of its NET Shares, it shall previously send a written notice for such effect to the NET Shareholders ("Notice for Sale of Block Shares").

4.5.2. Within 2 (two) Business Days as from receipt of the Notice for Sale of Block Shares, NET Shareholders shall notify HTI in writing informing on their intention to acquire all, but not part of the shares contained in each Block Shares. Such option, to be exercised as set forth hereinbelow, will allow NET Shareholders to purchase the Block Shares, for the weighted-average price verified in the BOVESPA for the 15 (fifteen) Business Days immediately preceding the receipt date of the Notice for Sale of Block Shares.

4.5.3. Upon confirmation of the NET Shareholders' intention to purchase the Block Shares, such transfer of the Block Shares by HTI to the NET Shareholders shall take place within 7 (seven) Business Days and, on the same date, NET Shareholders shall pay to HTI the price in consideration for the Block Shares, as set forth in Section 4.5.2 above, upon transfer of immediately available funds to HTI.

4.5.4. In the event NET Shareholders (i) do not express their decision regarding the exercise or not of their option to purchase the Block Shares from HTI within the time period above, or (ii) fail to effect the purchase of the Block Shares during the 7 (seven) day term above mentioned, then those Block Shares shall become fully unrestricted and may be freely traded by HTI, at its sole discretion.

4.5.5. Without prejudice to the provisions of Section 4.5.4 above, if NET Shareholders elect not to acquire the Block Shares, and notify Seller in accordance with the provisions of Section 4.5.2 above, the Seller shall be able to sell its Block Shares but, during the Restricted Period, shall continue to do so through an Organized Fashion Sale. Seller's failure to sell the Block Shares within 10 (ten) Business Days from the receipt of the notifice mentioned in Section 4.5.2 shall trigger once more Seller's obligation to comply with the procedures set forth in this Section 4.5 and following above as long as the Restricted Period is still effective.

4.6. After the Restricted Period, in case HTI wishes to sell any of its NET Shares, NET Shareholders shall have the option to acquire all, but not part of those NET Shares, in accordance with the procedures and conditions set forth in Sections 4.5.1 to 4.5.4 above.

V. REPRESENTATIONS AND WARRANTIES

5.1. The Seller, as a condition for NET to enter into this Agreement, hereby represents and warrants that all information and statements provided in this Section 5.1 are complete and accurate in all respects. Seller further makes the representations and warranties below, which are and shall remain true and correct as of the date hereof at least up to and as of the completion of the Transaction.

5.1.1. Capacity. Legal Right and Authority. Seller and BTVC have, on the date hereof, and will have until completion of the Transaction set forth herein, full capacity and legal authority to enter into and execute this Agreement, to carry on the Transaction and to perform all their obligations set forth herein. Seller and BTVC have taken all corporate and other actions required to authorize the execution and delivery of this Agreement, to carry on the Transaction and to perform all their obligations set forth herein. Except as otherwise set forth herein, no other action is required to authorize the execution, delivery and performance of this Agreement by Seller and BTVC.

5.1.2. No Breach; Consent. The execution of this Agreement and the performance of the obligations undertaken herein do not (a) breach any provision of the By-Laws of BTVC or Seller; nor (b) conflict with or breach any law, rule, regulation, court or administrative decision or award to which the Seller or BTVC are subject; nor (iii) constitute a breach of any material agreement or instrument to which the Seller or BTVC is a party or by which the Seller or BTVC is bound, or to which any property or asset of the Seller or BTVC is subject.

5.1.3. Binding Effect. This Agreement is validly executed and constitutes legal, valid and binding obligations of Seller or BTVC, enforceable against them according to its terms.

5.1.4. Organization and Existence. Vivax and BTVC are duly organized and validly existing in accordance with the laws of the jurisdictions of the Federative Republic of Brazil, in good standing and complying, in all material aspects, with applicable rulings and directives from relevant administrative and regulatory agencies to which they may be subject, with full capacity and legal authority to conduct the Business and to own and operate their assets and to hold all "concessões" and licenses necessary or required therefor.

5.1.5. Stock Capital and Shares.

5.1.5.1. On the date hereof, Vivax's stock capital, fully subscribed and paid-in, amounts on a fully diluted basis to R$478,193,663.25 (four hundred and seventy eight million, one hundred and ninety three thousand, six hundred and sixty three reais and twenty five cents), divided into 110,398,323 (one hundred and ten million, three hundred and ninety eight thousand, three hundred and twenty three) shares, from which 56,142,018 (fifty six million, one hundred and forty two thousand and eighteen) are common shares and 54,256,305 (fifty four million, two hundred and fifty six thousand, three hundred and five) are preferred shares. On the date hereof, HTI owns 5,033,588 (five million, thirty three thousand and five hundred and eighty eight) common shares and 11,056,300 (eleven million, fifty six thousand and three hundred) preferred shares, in a total of 16,089,888 (sixteen million, eighty nine thousand, eight hundred and eighty eight) shares, representing 14.57% (fourteen point fifty seven percent) of the total capital stock of Vivax.

5.1.5.2. On the date hereof, the stock capital of BTVC, fully subscribed and paid-in, amounts to R$200,000.00 (two hundred thousand reais), divided into 200,000 (two hundred thousand) shares, from which 66,666 (sixty six thousand, six hundred and sixty six) are common shares and 133,334 (one hundred and thirty three thousand, three hundred and thirty four) preferred shares. On the date hereof, HTI owns 32,281 (thirty two thousand and two hundred and eighty) common shares and 133,334 (one hundred and thirty three thousand and three hundred and thirty four) preferred shares, representing 82.81% (eighty two point eighty one percent) of the total capital stock of BTVC. Prior to the Closing Date, BTVC will promote a capital increase to be paid-in with credits currently held by HTI against BTVC and, as a result thereof, BTVC shall issue new shares to be subscribed and paid-in by HU, provided that, after such capitalization, HTI will remain owner of shares representing 82.81% (eighty two point eighty one percent) of the total capital stock of BTVC.

5.1.5.3. The Seller's Shares are fully paid-in and are entirely held, directly or indirectly, by the Seller and are not subject to any option, guarantee, pledge or Lien which may prevent the Seller from being its sole owner, nor Liens, except for the pledge over the Seller's Vivax Shares in connection with the debentures issued by Vivax (“Debentures"). Except as set forth herein, the Seller has good and marketable title over the Seller' Shares, which are fully registered and freely tradable upon issuance. There are no agreements or other securities entered into or issued by the Seller or Vivax that are intended to or which confer on any Person or other entity rights similar to any rights accruing to the Seller's Shares.

5.1.6. Brokers' fees. The Seller has dealt with its own brokers in connection with the Transaction contemplated in this Agreement and the Seller shall bear all the expenses, including any commission or fee, to be paid to any such brokers 12 which have been hired by the Seller in connection with the Transaction.

5.1.7. BACEN Registrations. All foreign investments made by HTI in Vivax or in BTVC were made in accordance with the applicable Laws and regulation. On the Closing Date, all foreign investments made by HTT in Vivax or in BTVC will be duly registered with BACEN.

5.1.8. Agreements with Affiliates and Related Parties. Seller and Vivax provided to NET, in the Due Diligence, any and all agreements currently in force entered into by and between the Seller (as well as its Affiliates and Related Parties), on one side, and Vivax (as well as its Affiliates and Related Parties) or BTVC (as well as its Affiliates and Related Parties), on the other side. Any and all agreements entered into by and between HTI, BTVC and/or Vivax have been disclosed in accordance with the applicable regulations and have been entered into on arm's length basis and in the best interest of Vivax.

5.1.9. Due Diligence. To the Seller's knowledge, all material documents related to Vivax and BTVC were made available to NET during the Due Diligence. All information was provided in good faith.

5.2. NET, as a condition for Seller and Vivax to enter into this Agreement, hereby warrants that all information and statements provided by them in this Section 5.2. , including the recitals hereto, are complete and accurate in all respects on the date hereof and shall remain complete and accurate up to and as of the Closing Date.

5.2.1. Capacity, Legal Right and Authority. NET has on the date hereof, and will have until completion of the Transaction set forth herein, full capacity and legal authority to enter into and execute this Agreement, to carry on the Transaction and to perform all their obligations set forth herein. NET has taken all corporate and other actions required to authorize the execution and delivery of this Agreement, to carry on the Transaction and to perform all their obligations set forth herein. Except as otherwise set forth herein, no other action is required to authorize the execution, delivery and performance of this Agreement by NET.

5.2.2. No Breach; Consent. The execution of this Agreement and the performance of the obligations undertaken herein do not (a) breach any provision of the ByLaws of NET; nor (b) conflict with or breach any law, rule, regulation, court or administrative decision or award, to which NET is subject; nor (iii) constitute a breach of any material agreement or instrument to which NET is a party or by which NET is bound, or to which any property or asset of NET is subject.

5.2.3. Binding Effect. This Agreement is validly executed and constitutes legal, valid and binding obligations of NET, enforceable against them according to its terms.

5.2.4. Organization and Existence. NET is duly organized and validly existing in accordance with the laws of the jurisdictions of the Federative Republic of Brazil, with full capacity and legal authority to conduct its Business and to own and operate its assets.

5.2.5. Stock Capital and Shares.

5.2.5.1. On the date hereof, NET'S stock capital, fully subscribed, amounts to R$3,548,541,000.00 (three billion, five hundred and forty eight million, five hundred and forty one thousand reais), on a fully diluted basis, of which R$3,535,618,000.00 (three billion, five hundred and thirty five million, six hundred and eighteen thousand reais) is paid-in, divided into 267,987,468 (two hundred and sixty million, nine hundred and eighty seven thousand, four hundred and sixty eight) shares, from which 109,320,070 (one hundred and nine million, three hundred and twenty thousand and seventy) are common shares and 158,667,398 (one hundred and fifty eight million, six hundred and sixty seven thousand, three hundred and ninety eight) are preferred shares.

5.2.5.2. The NET Shares to be subscribed by Seller in connection with the Transaction shall be validly issued, fully registered and freely tradable upon completion of corresponding capital increase, and shall not be subject to any option, guarantee, pledge or Lien which may prevent Seller from effecting their subscription.

5.2.6. Brokers' fees. NET has dealt with its own brokers in connection with the Transaction contemplated in this Agreement, and NET shall bear all the expenses, including any commission or fee, to be paid to any such brokers which have been hired by NET in connection with this Agreement.

5.2.7. Due Diligence. NET hereby represents that it has conducted the Due Diligence, reviewed all the documents made available for the Due Diligence, asked for all information and/or questions that NET deemed necessary or appropriate in connection with the Due Diligence, and acknowledges that Vivax has provided NET with access to the documents, information, personnel, Books and Records, and any other necessary document and/or information of Vivax and its Subsidiaries for this purpose, and NET hereby declares that it has concluded the Due Diligence and that it is satisfied with the results of the Due Diligence.

5.2.8. Financial Statements. To NET's knowledge, all its financial information of NET disclosed to the public, pursuant to the Brazilian Corporate Law, CVM and SEC rules, represent all relevant information concerning NET'S financial situation.

5.3. Each of the NET Shareholders, as a condition for Seller and Vivax to enter into this Agreement, severally represent and warrant that all information and statements provided by them in this Section 5.3, including the recitals hereto, are complete and accurate in all respects on the date hereof and shall remain complete and accurate up to and as of the Closing Date.

5.3.1. Capacity. Legal Right and Authority. Each of the NET Shareholders has, on the date hereof, and will have until completion of the Transaction set forth herein, full capacity and legal authority to enter into and execute this Agreement and to perform all their obligations set forth herein. Each of the NET Shareholders has taken all corporate and other actions required to authorize the execution and delivery of this Agreement and to perform all their obligations set forth herein. Except as otherwise set forth herein, no other action is required to authorize the execution, delivery and performance of this Agreement by each of the NET Shareholders.

5.3.2. No Breach; Consent. The execution of this Agreement and the performance of the obligations undertaken herein by each of the NET Shareholders do not (a) breach any provision of the By-Laws of each of the NET Shareholders; nor (b) conflict with or breach any law, rule, regulation, court or administrative decision or award, to which each of the NET Shareholders are subject; nor (iii) constitute a breach of any material agreement or instrument to which each of the NET Shareholders is a party or by which each of the NET Shareholders is bound.

5.3.3. Binding Effect. This Agreement is validly executed and constitutes legal, valid and binding obligations of each of the NET Shareholders, enforceable against them exclusively in relation to the obligations expressly undertaken by them hereunder.

5.3.4. Organization and Existence. Each of the NET Shareholders is duly organized and validly existing in accordance with the laws of the jurisdictions of the Federative Republic of Brazil, with full capacity and legal authority to conduct their business and to own and operate their assets.

5.3.5. Stock Capital and Shares.

5.3.5.1. Globo, GB and Distel are, on the date hereof, owners of shares representing the equity control of NET, and the shares held by each of the NET Shareholders are fully paid-in and are not subject to any option, guarantee, pledge or Lien which may prevent the NET Shareholders from being their sole owners and vote in the NET Shareholders Meeting as set forth herein.

VI. INDEMNIFICATION

6.1. Seller and NET hereby agree to indemnify and hold the other Party and its shareholders, officers, directors and employees harmless from any and all liability and/or damage (including reasonable fees and expenses of attorneys) (“Losses“) incurred solely from any breach or exclusively as a result of any liability which may be charged against each other resulting from any breach of the representations and warranties of Article V hereof (each of the liabilities, claims and proceedings mentioned above, if any, shall be hereinafter referred to as "Contingency" or "Contingencies").

6.1.1. NET recognizes that the Transaction contemplated in this Agreement is an "as is" transaction, and that, except for the Contingencies, no amounts whatsoever related to any liabilities of Vivax will be indemnified by Seller to NET, other than in case of proven willful misconduct of Seller, as declared in a final decision not subject to further appeal.

6.1.2. Seller shall be liable for the representations and warranties provided in Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.1.5, 5.1.6, 5.1.7, 5.1.8 and 5.1.9. NET shall be liable for the representations and warranties provided in Sections 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6, 5.2.7, 5.2.8, 5.3.1, 5.3.2, 5.3.3, 5.3.4 and 5.3.5.

6.2. Each of the Seller's or NET's obligations to indemnify each other for Losses and/or Contingencies arising herefrom shall remain in force as follows:

     (i) the obligations related to Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.1.5, 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.3.1, 5.3.2, 5.3.3, 5.3.4 and 5.3.5 shall remain in force for the period provided in the applicable statute of limitations.

     (ii) all others shall remain in force for a term of 3 (three) years as from the Closing Date ("Guaranteed Periods").

6.3. In the event, during the Guaranteed Periods, a material Contingency arises which is ascribable to the Seller, pursuant to Section 6.1 above, NET shall notify the Seller in writing, which notice shall mandatorily contain the details of the Contingency ascribed thereto, and said notice shall be presented no later than the last day of one half of the period available for the presentation of the relevant defense or counterclaim. If NET does not present the above mentioned notice within the prescribed period, it shall be solely liable for the defense or counterclaim in relation to the Contingency, as well as for the respective outcome thereof, including, but not limited to the costs and attorney and court fees, incurred as a result therefrom. Notwithstanding the foregoing, the Seller shall, at all times and for so long as the defense proceedings may last, keep NET abreast of the developments of such defense, providing NET, at their request, with any and all information and writings filed by the Seller with the relevant court.

6.3.1. Subject to the terms of Section 6.3 above, the Seller may either decide to present a defense or counterclaim or pay the amount required under the Contingency, and the Seller shall be liable for the payment of or defense against such Contingency and shall provide all necessary funds to timely cover any and all costs incurred, including guaranties and reasonable attorney and court fees, in relation to the Contingency. If the Seller does not so acknowledge its obligation to indemnify and does not assume the defense of any such Contingency within the above prescribed period, NET may, but it is not obliged to, defend against such litigation using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim at its own and exclusive discretion.

6.3.2. In case the Seller assumes the defense or counterclaim, NET shall wait until a final decision, not appealable, is given. If, after such final decision is given, the result is totally favorable to NET and/or Vivax, as the case may be, no indemnification shall be due; if the decision is partially favorable, or completely adverse to NET and/or Vivax, as the case may be, the Losses to be established as effectively suffered by NET and/or Vivax in connection with the total amount of the adverse judgment, excluding the judicial costs and other expenses directly incurred by the Seller, shall be indemnified by the Seller to NET and/or Vivax, within a term of up to 10 (ten) Business Days.

6.3.2.1. In the case either Seller or NET fails to reimburse each other for the Losses with the time set forth above, the obligation of either the Seller or NET shall be indexed in accordance with the variation of the IGPM until the date payment of the Losses is effectively made.

6.3.3. In case the Seller opts to present the defense or counterclaim, as prescribed in Section 6.3.1 above, the Seller shall be entitled to appoint counsel of its trust, of undisputed reputation, to defend the interests of NET and/or Vivax, as the case may be, provided that such counsel shall be reasonably satisfactory to NET and/or Vivax and that the Seller shall bear any and all relevant attorneys' fees and all other related costs and expenses. If NET in good faith determines that the claim is not appropriately conducted by the counsel indicated by the Seller, it may request that such counsel is replaced by another attorney reasonably satisfactory to both Seller and NET. In this case, NET/Vivax shall grant sufficient powers to the counsel indicated by the Seller. NET and Vivax further agree to facilitate the development of the work, by supplying or providing for the supply, to the professionals chosen by the Seller, of all the data and information available necessary for the defense of the claim or counterclaim, being the expenses deriving therefrom of the responsibility of the Seller.

6.4. In the event that, during the Guaranteed Periods, a Contingency arises which is ascribable to NET, pursuant to Section 6.1 above, Seller shall observe the same proceeding set forth in Section 6.3 above, as it may be applicable.

VII. COVENANTS

7.1. Absence of Changes. Except as contemplated, disclosed and/or permitted in this Agreement, and except in the Ordinary Course of Business and consistent with past practice, as from the date hereof and until the closing of the Transaction, Seller irrevocably agree to observe the covenants indicated below:

(i) not to trade, sell, exchange, gift, contribute or dispose by any manner whatsoever the Seller's Shares, neither acquire new Vivax's or NET's shares;

(ii) promptly notify NET of any material adverse change - which may be of its knowledge - in the financial condition, results of operations, business, assets, properties of Vivax or BTVC or any event likely to result in such material change;

(iii) not vote to approve or permit any amendment, supplement, waiver or modification to or of any of Vivax's or BTVC 's organizational documents that would be expected, individually or in the aggregate, to result in any adverse change in Vivax's or BTVC’s financial condition, results of operations, business, assets, properties or any event likely to result in such material change;

(iv) not vote to approve any of the following acts with respect to Vivax or BTVC: (a) granting to any of its managers raises or compensation, except in the Ordinary Course of Business and consistent with past practices; or if part of a standard package of remuneration of any individual that may be hired or promoted or if required by law, and (b) execution of any employment agreement or compensation or indemnification agreement by virtue of dismissal with any of its executive officers; and

(v) to assist Vivax regarding all necessary steps to release any liens and encumbrances on the Seller's Shares and for this purpose to take all necessary steps to effect the prepayment of the Debentures no later than 55 (fifty five) days following execution of this Agreement. Provided that NET is able to reduce the period between the date hereof until the Closing Date to 50 (fifty) days and sends the notification mentioned in Section 4.1 above, HUT will reduce the 55 (fifty) days term set forth herein to 45 (forty five) days.

7.2. Absence of Changes by NET and NET Shareholders. Except as contemplated, disclosed and/or permitted in this Agreement, and the Exhibits hereof, and except in the Ordinary Course of Business and consistent with past practice, as from the date hereof and until the completion of the Transaction, NET and NET Shareholders undertake not to practice, except upon prior written approval of Seller, any trade or sale of the NET's preferred shares currently existing, or acquisition or issuance of new NET preferred shares, provided, however, that Globo and Distel will be, after the NET Shareholders Meeting, allowed to sell, in the open market or otherwise, their shares issued upon the capitalization of NET's goodwill as of January 1st, 2007 and their goodwill rights may be negotiated anytime.

VIII. CONFIDENTIALITY

8.1. Each Party, for itself and its Affiliates, officers, directors, employees, advisors and contractors ("Related Parties"), undertakes to keep this Agreement, its provisions and all information and materials, whether written, oral, electronic or otherwise, obtained or received from the other Parties during the negotiation and performance of this Agreement, strictly confidential, except if:

(i) a prior written consent to the disclosure is obtained from the Parry who owns the confidential information;

(ii) the relevant information is or becomes generally available to the public other than as a result of a breach of these confidentiality provisions through any disclosure or other action or omission by the Parry or any of its Related Parties;

(iii) the information is or becomes known or available to the Party or any of its Related Parties on a non-confidential basis from a source (other than the Party owning the information or any of its Related Parties) that, to the best of the receiving Party's knowledge, after due inquiry, is not prohibited from disclosing such information as a consequence of an obligation owed to the Party owning the information or any of its Related Parties;

(iv) the information was already lawfully known to the Party as of the date of its disclosure by the other Party or its Related Parties; or

(v) the information is required to be disclosed under applicable Laws or regulations, including rules of ANATEL, BACEN, CVM or CADE, or by governmental order, decree or rule binding upon the relevant Party, provided that such Party consults with the Party owning the information before the disclosure.

8.2. The Parties further undertake, for themselves and their respective Related Parties, not to use any confidential information as provided for herein except for the purposes of this Agreement.

8.3. The confidentiality obligation set forth herein shall survive the termination of this Agreement for any reason whatsoever, remaining valid and in full force for 3 (three) years as from the date hereof.

IX. APPROVAL OF CADE, APPLICABLE LAW AND ARBITRATION,

9.1. NET agrees to, at its sole expenses, make appropriate filings pursuant to applicable antitrust Laws to obtain the CADE's clearance of the Transaction contemplated hereby within the term set forth in applicable Law after the date of this Agreement. NET agrees to respond as promptly as practicable to any inquiries received from the notified Governmental Authorities and agrees to supply promptly any additional information and documentation that may be requested by them. NET agrees to keep Vivax fully and promptly informed of the status of the filings and shall deliver to them copies of any communication sent to or received from any antitrust authorities, with the exception of information classified as confidential by NET and/or NET Shareholders, at their discretion.

9.1.1. Seller and Vivax shall, at NET's expenses, assist NET in obtaining antitrust approval of the Transaction contemplated hereby, including timely providing to NET information with respect to the Seller or Vivax, if and to the extent that such information may reasonably be required by Law or by the antitrust authorities for the purposes of obtaining the necessary antitrust approvals, subject, however, to the provisions of Section 9.1.2. below.

9.1.2. In the event the antitrust authorities impose any restriction to the Transaction, as set forth in this Agreement, NET shall notify Seller and Vivax, NET and the

Seller shall meet to discuss alternatives to comply with the conditions imposed by antitrust authorities. The Parties agree, however, that any penalty and/or restriction that may be imposed by CADE in relation to the Transaction shall be solely borne by NET (and for the avoidance of doubt, not in any circumstance the penalties or restrictions will be assumed or borne by the NET Shareholders), at its sole expenses and risk, and NET shall fully defend and hold Seller harmless from any losses resulting therefrom, and in no event whatsoever, Seller or Vivax shall be responsible to pay any fines or indemnify NET in case the Transaction agreed herein is, in any way, not approved or subject to restrictions imposed by LADE, nor shall any disapproval or restriction of CADE affect Seller or Vivax, being NET solely liable to comply with CADE's impositions.

9.2. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

9.3. Should any dispute arise out of this Agreement, the Parties hereto shall endeavor to the best of their ability to solve the question in an amicable manner. In case they do not reach an agreement within 30 (thirty) days after the beginning of the negotiation, the dispute shall be subject to arbitration. The arbitration tribunal shall observe the arbitration regulation in accordance with the Rules of the CCBC, in the context of an arbitration administered by the Arbitration and Mediation Center of the Chamber of Commerce Brazil-Canada.

9.4. The only exception to this dispute resolution clause refers to shareholders disputes that are not related to this Agreement and therefore are subject to the specific stock market dispute resolution mechanism provided by the Nível 2 Regulation.

9.5. The arbitration tribunal shall apply the law of Brazil to solve the controversy. The Arbitration Tribunal shall be composed of three (3) members, called arbitrators, who shall be appointed by each side (Claimants and Respondents) according to the following procedure:

9.5.1. The Parties deciding to call arbitration (Claimants) shall notify the other Parties (Respondents) giving detailed reason for the installation of the arbitration and appointing their arbitrator, jointly. The Respondents, jointly, shall appoint the second arbitrator within ten (10) days after receipt of said notification and the two arbitrators shall appoint a third arbitrator, who shall act as the Chairman of the arbitration tribunal. If either side fails to make such appointment within ten (10) days, then the President of the CCBC shall appoint that arbitrator among the professionals duly qualified and who are registered before said entity.

9.6. The venue of the arbitration tribunal shall be the City of São Paulo, State of São Paulo, Brazil and the procedural rules to be followed shall be the ones set forth by CCBC, which shall be complemented by the rules set forth in Law no. 9,307/96 in cases of omission of a particular issue. The arbitration shall be conducted in English.

9.7. The Arbitration Tribunal shall be empowered to resolve any and all controversies relating to the dispute, including ancillary matters, and shall be empowered to issue any necessary orders to the parties, including injunctions and intermediate orders prior to a final decision. The Arbitration Tribunal is not authorized to act as amiable compositeur or to decide ex aequo et bono.

9.8. The arbitration award shall have the force of a judicial sentence and shall be binding upon the Parties in accordance with the law. The arbitration award shall establish which Party will bear the costs therefrom.

9.9. Each Parry retains the right to seek judicial assistance (a) to compel arbitration; (b) to obtain interim measures of protection rights prior to instruction of pending arbitration and any such action shall not be construed as a waiver of the arbitration proceeding by the Parties and (c) to enforce any decision of the arbitrators including the final award.

9.10. In case the Parties seek judicial assistance as provided in Section 9.9 above, the Courts of City of São Paulo, State of São Paulo shall have jurisdiction, except as otherwise agreed by the Parties.

X. GENERAL PROVISIONS

10.1. This Agreement constitutes an irrevocable and irreversible obligation of the Parties and shall be binding upon their respective successors and permitted assignees.

10.2. This Agreement and the Transaction Documents represent the entire contract between the Parties with respect to the subject matter hereof and supersede all offers, proposals, statements, representations and agreements with respect to the subject matter hereof.

10.3. This Agreement shall become effective when executed and delivered by the Parties, and shall be binding in all respects upon their respective successors and permitted assignees. This Agreement is executed in the English language.

10.4. Except as otherwise expressly set forth herein, neither Party hereto may assign this Agreement, in whole or in part, without first obtaining the prior written consent of the other Party.

10.5. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. The Parties shall negotiate, in good faith, the replacement of the invalid or unenforceable provision for valid and enforceable provisions the economic effect and other relevant implications of which are as close as possible to the economic effect and other relevant implications of the invalid or unenforceable provision.

10.6. All notices required to be given under the terms of this Agreement or which any of the Parties may desire to give hereunder shall be in writing and delivered personally or sent by express delivery, or by registered or certified mail, with proof of receipt, postage and expenses prepaid, return receipt requested and addressed as follows or to such other address or addresses and to the attention of such other person or persons as the Parties may from time to time designate in writing to each other:

As to NET, addressed to:

NET Serviços de Comunicação S.A.
Rua Verbo Divino, 1356
São Paulo, SP
Facsimile: (11)5181-8187
Attention: Francisco Valim and André Borges

As to HTI, addressed to:

Horizon Telecom International, LLC 1 Liberty Square
Boston, MA, USA
Facsimile: (001) 617-790-9401
Attention: John Hayes

As to BTVC, addressed to:
Brasil TV a Cabo S.A.
Avenida José Meneghel, 65, suite 02 Americana, SP
Facsimile: (19) 3471-8922
Attention: Christopher Torto

As to GB, addressed to:
GB Empreendimentos e Participações S.A.
Avenida Afrânio de Melo Franco, 135
Rio de Janeiro, RJ

Facsimile: (21) 2512-2417
Attention: Marcos da Cunha Carneiro

Facsimile: (21) 2512-5889
Attention: José Carlos Benjo

As to Globo, addressed to:
Globo Comunicação e Participações S.A.
Rua Lopes Quintas, 303
Rio de Janeiro, RJ
Facsimile: (21) 2512-4698 Attention: Stefan Alexander

Facsimile: (21) 2540-1086
Attention: Simone Lahorgue Nunes

As to Distel, addressed to:
Distel Holding S.A.
Afrânio de Melo Franco, 135, part_
Rio de Janeiro, RJ
Facsimile: (21) 2522-5046
Attention: Rossana Fontenele and Gabriela Salomão Tavares

As to Embrapar, addressed to:
Embratel Participações S.A.
Rua Regente Feijó, 166, 16th floor, suite 1687-B
Rio de Janeiro, RJ

Facsimile: (21) 2121-8999
Attention: Antonio Oscar de Carvalho Petersen Filho

Facsimile: (21) 2121-4787
Attention: Isaac Berensztejn

As to Embratel, addressed to:
Empresa Brasileira de Telecomunicações S.A.
Avenida Presidente Vargas, 1,012
Rio de Janeiro, RJ

Facsimile: (21) 2121-8999
Attention: Antonio Oscar de Carvalho Petersen Filho

Facsimile: (21) 2121-4787
Attention: Isaac Berensztejn

As to Vivax, addressed to:
Vivax S.A.
Avenida José Meneghel, 65, suite 07
Americana, SP
Facsimile: (19) 3471-8922
Attention: Christopher Torto

All notices to Seller or Vivax with copy to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Alameda Joaquim Eugênio de Lima, 447
São Paulo - SP
Facsimile: (11) 3147-7770
Attention: Carlos Barbosa Mello and Fernanda de Proft Cardoso

Itaú BBA S.A.
Avenida Brigadeiro Faria Lima, 3.400, 4th floor
São Paulo - SP
Facsimile: (11) 3708-8107
Attention: Andre Kok and Fernando Meira

All notices to NET, NET Shareholders or Vivax with copy to:

Tozzini Freire, Teixeira e Silva Advogados Rua Borges Lagoa, 1.328
São Paulo - SP
Facsimile: (11) 5086-5000
Attention: Jose Luis de Salles Freire

Goldman Sachs
85 Broad Street
New York - NY - USA
Facsimile: (1) (212) 902-3000
Attention: Santiago Rubin and Cristina Bueno

All notices to GB, Globo and Distel with copy to:

Souza Cescon Avedissian, Barrieu e Flesch Advogados
Rua Funchal, 263 – 11º andar
São Paulo - SP
Facsimilie: (11) 3089-6565
Attention: Maria Cristina Avedissian

All notices to Embratel and Embrapar with copy to:

Xavier, Bernardes, Bragança Advogados
Av. Rio Branco, 1 – 14º andar
Rio de Janeiro - RJ
Facsimilie: (21) 2283-0023
Attention: Alberto Bragança

10.6.1. Any notice given in accordance with this Article shall be deemed to have been given upon delivery in person, or upon receipt if sent via express delivery; or registered or certified mail, postage prepaid and return receipt requested.

10.7. Each of the Parties shall pay all of its respective fees, costs and expenses incurred by it in connection with this transaction, including, without limitation, the fees and expenses of their attorneys, accountants, investment bankers and other persons, and no portion thereof shall be paid by the other Party.

10.8. All Exhibits hereto are hereby incorporated into this Agreement, and are hereby made a part hereof as if set out in full in this Agreement.

10.9. The failure by any Party hereto to promptly avail itself in whole or in part of any right, power or privilege to which such Party is entitled pursuant to the terms of this Agreement shall not constitute a waiver of such right, power or privilege which may be exercised at any time. To be valid, waiver by any Party hereto of any such right, power or privilege must be in writing and notified to the other Parties as provided herein.

10.10. References in this Agreement to Articles, Sections, paragraphs, clauses, Schedules, Annexes and Exhibits are to Articles, Sections, paragraphs, clauses, Schedules, Annexes and Exhibit in or to this Agreement unless otherwise indicated. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Any term defined by reference to any agreement, instrument or document has the meaning assigned to it whether or not such agreement, instrument or document is in effect. The words "include", "includes" and "including" are deemed to be followed by the phrase "without limitation". Unless the context requires otherwise, any agreement, instrument or other document defined or referred to herein refers to such agreement, instrument or other document as it is from time to time amended, supplemented or otherwise modified. Unless the context otherwise requires, references herein to any Person include its successors and assignees.

10.11. The descriptive words or phrases at the head of the Articles are inserted only as a convenience and for reference purposes and are not intended to in any way define, limit or describe the scope or intent of the Articles which they precede.

10.12. Notwithstanding the provisions of Section 6.1 above and the Parties' right to seek indemnification for losses and damages incurred in connection with the non-compliance by the other Party of any of the obligations undertaken hereunder, each of the Parties shall have the right to claim the specific performance of the obligations contained in this Agreement or any portion thereof, pursuant to the applicable provisions of the Brazilian Civil Procedure Code. Each of the Parties hereby expressly represents that any possible indemnification for damages in case of breach of this Agreement by any of the other Parties hereof shall not be considered sufficient compensation for such breach.

10.13. Parties hereby acknowledge and declare that this Agreement (as well as any rights and obligations derived herefrom or from the Transaction Documents) shall immediately terminate in case the closing of the Transaction does not take place within 120 (one hundred and twenty) days as from the date hereof, unless otherwise agreed upon in writing by the Parties.

10.14. This Agreement shall be executed in the Federative Republic of Brazil.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and date first above written, in 9 (nine) copies of equal form and content, in the presence of two (2) witnesses.

Sao Paulo, October 11, 2006

Witnesses:

1.	2.
Name: Paula Cristina da Silva Melo (signed)	Name: Débora Silvio Silva (signed)
ID#: 28.031.574-0	ID#: 32.654.623-6
CPF/MF#: 307.824.518-70	CPF/MF#: 335.852.718-20

EXHIBIT 3.1.5

CORPORATE ACTIONS FOR ISSUANCE OF THE NET SHARES AND CLOSING OF THE
TRANSACTION

1. Approval by the Board of Directors of NET: Within up to 15 (fifteen) days as from the execution of the Agreement, NET shall cause that a meeting of its Board of Directors be held in order to approve and recommend the Transaction, including the capital increase related thereto. The NET Shareholders shall instruct the members elected by them to (i) vote in favor of the approval of the Transaction; and (ii) publish, on the immediately following day, the call notice for the NET Shareholders Meeting, which shall take place within up to 15 (fifteen) days as from such publication.

2. Opinion of the Conselho Fiscal of NET: Within up to 15 (fifteen) days as from the execution of the Agreement, NET shall cause a meeting of its Conselho Fiscal to be held in order to give an opinion in relation to the Transaction, including the capital increase related thereto.

3. Shareholders Meeting: Within up to 15 (fifteen) days as from the publication of the call notice mentioned in item 1 above, NET shall hold, and HTI shall atend, the NET Shareholders Meeting, to decide on the following matters:

(i) approval of the Transaction;

(ii) ratification of the appointment of the appraising company retained for preparation of the appraisal report (laudo de avaliação) of (x) the issuance price of the NET Shares, [and (y) the Seller's Shares to be used for paying in of the NET Shares];

(iii) approval of the appraisal report mentioned in item (ii) above;

(iv) approval of the paid-in capital increase of NET, upon issuance of the NET Shares, with express and irrevocable waiver from the NET Shareholders of their preemptive rights in such subscription; and

(v) 30 (thirty) days period for the exercise of the preemptive rights of the minority shareholders of NET, counted as from publication of the minutes of the NET Shareholders Meeting.

4. The minutes of the NET Shareholders Meeting shall be published on the day immediately following its holding.

5. Upon expiration of the 30 (thirty) day term as from the date of the NET Shareholders Meeting for the exercise of the preemptive rights resulting from the capital increase by the minority shareholders of NET, NET shall immediately send a written notice to HIT informing (i) the amount of NET Shares to be subscribed by HTI; and (ii) the gross amounts that shall be transferred to HIT in accordance with article 171, paragraph 2 of the Brazilian Corporate Law.

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG HORIZON TELECOM
INTERNATIONAL, LLC, NET SERVIÇOS DE COMUNICAÇÃO S.A. AND VIVAX
S.A., AMONG OTHERS.

     Net Serviços de Comunicação S.A.
by. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG HORIZON TELECOM INTERNATIONAL, LLC,
NET SERVIÇOS DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

     Cabo Participações S.A.
by. Fernando Norbert and Christopher Paul Torto

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG HORIZON TELECOM INTERNATIONAL, LLC,
NET SERVIÇOS DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Horizon Telecom International, LLC
by. Christopher Paul Torto

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG HORIZON TELECOM INTERNATIONAL, LLC,
NET SERVICOS DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

GB Empreendimentos e Participações S.A.
by. Rossana Fontenele Berto / Stefan Alexander

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     Globo Comunicação e Participações S.A.
by. Rossana Fontenele Berto / Stefan Alexander

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     Distel Holding S.A.
by. Rossana Fontenele Berto / Stefan Alexander

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Embratel Participações S.A.

by. [0]

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Empresa Brasileira de Telecomunicações S.A.

by. [0]

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Vivax S.A.
by. Christopher Paul Tart e Antonio João Filho